CorEnergy Declares First Quarter Common and Preferred Dividends

KANSAS CITY, Mo.- April 28, 2020 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that its Board of Directors declared a first quarter 2020 dividend of $0.05 per share for its common stock. The dividend is payable on May 29, 2020, to shareholders of record on May 15, 2020.
The Board of Directors also declared a quarterly cash dividend of $0.4609375 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock. The preferred stock dividend is payable on May 29, 2020, to shareholders of record on May 15, 2020.
Common stock dividends will be paid entirely in cash, pending the Company's DRIP registration statement being available, as described in our periodic SEC filings.
“The Board of Directors supported management's recommendation to pay the regular preferred dividend and a common dividend of $0.05 in the first quarter. We will evaluate our dividend recommendation each quarter based upon the impact of current market conditions on our material tenants,” said Dave Schulte, Chairman and Chief Executive Officer. “We are focused on preserving liquidity during this period of uncertainty.”

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705  | Fax:816-875-5875  | corenergy.reit